Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 14, 2014, is entered into by and between Floors-N-More, LLC, a Nevada limited liability company (the “Company”) and Steven Chesin (the “Executive”).

WHEREAS, ALJ Regional Holdings, Inc. is acquiring the outstanding equity interest of Floors-N-More, LLC from Maple CNM Holdings, LLC (the “Transaction”); and

WHEREAS, following the closing (the “Closing”) of the Transaction, the Company wishes to employ the Executive and the Executive wishes to accept such employment according to the terms set forth in this Agreement.

ACCORDINGLY, the Company and the Executive agree as follows:

1.	Employment, Duties and Acceptance.

1.1Employment, Duties.  The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as the President and Chief Executive Officer of the Company, or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position or as may be assigned to the Executive by the Board of Managers of the Company (the “Board”).  The initial Board shall consist of Jess Ravich, Steven Chesin, and T. Robert Christ. The Executive will have the authority to hire individuals to provide services to the Company, provided that, with respect to any such individual who is reasonably expected to earn more than one hundred thousand dollars ($100,000) in total annual compensation from the Company (including salary and bonus), such hiring will be subject to approval of the Board.

1.2Acceptance.  The Executive hereby accepts such employment and agrees to render the services described above.  During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3Location.  The duties to be performed by the Executive hereunder shall be performed at the offices of the Company in Las Vegas, Nevada and other locations mutually agreed with the Board, subject to reasonable travel requirements on behalf of the Company.

2.Term of Employment.  The term of the Executive’s employment under this Agreement (the “Term”), and this Agreement itself, shall become effective as of the Closing (the “Effective Date”), and will continue until December 31, 2017, subject to earlier termination pursuant to Section 4.  Notwithstanding the foregoing, both the Company and the Executive agree that the Executive’s employment is “at will” and may be terminated by either the Company or the Executive at any time and for any reason; provided, however, that upon certain terminations of employment, the Executive may be entitled to severance as is specified in Section 4.4 below.  In the event the Closing does not occur on or before May 31, 2014, this Agreement shall be without force or effect.

3.Compensation; Benefits.

3.1Salary.  As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at the annual rate of three hundred thousand dollars ($300,000) (effective on the Effective Date of this Agreement) less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”), which Base Salary shall not be decreased during the Term.  In the event that the Board, in its sole discretion, from time to time determines to adjust the Base Salary, such adjusted amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement (subject to the Executive’s right to resign for Good Reason as specified in Section 4.4 below).

3.2Incentive Compensation. Commencing with the 2014 calendar year, the Executive shall be eligible to be paid a bonus with respect to such calendar year solely at the discretion of the Board.

3.3Equity Incentives. Within ninety (90) days following the Effective Date, the Executive will be granted (1) 750,000 Company Preferred B Units (entitling the Executive to distributions up to an aggregate amount of $750,000 in accordance with the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, the “LLC Agreement”), 75,000 Company Common Units, and an additional 40,000 Company Common Units (such 40,000 additional Company Common Units referred to as the “Equity Award Units”).  Subject to the Executive’s continued employment with the Company, 10,000 of the 40,000 Equity Award Units shall vest on each of December 31, 2014, December 31, 2015, December 31, 2016 and December 31, 2017; provided, however that the Equity Award Units shall immediately vest upon the termination of the Executive’s employment by the Company (or any successor thereto) without Cause (as defined below) within 12 months following a change of control (whether or not a transaction is a change of control shall be determined by the Board in its sole, but reasonable, discretion).  Except as provided herein, any unvested Equity Award Units shall be forfeited back to the Company for no consideration upon the termination of the Executive’s employment.  For the avoidance of doubt, the Preferred B Units and the 75,000 Common Units that are not Equity Award Units shall be fully vested on grant.  All of the Preferred B Units and Common Units shall be subject to the terms and conditions of the LLC Agreement and the Company’s Members Agreement; provided, however, that on each of the fifth (5th), sixth (6th) and seventh (7th) anniversaries of the Closing, or at any time within six (6) months of the Executive’s death (but in no event after the seventh anniversary of the Closing), the Executive, or the Executive’s estate, if applicable, shall have the right to cause the Company to purchase all but not less than all of both the Executive’s then outstanding Class B Units and Common Units together at a price per applicable Unit equal to the then fair market value of such Units (with such value to be determined by an independent appraisal in a manner reasonably acceptable to the holders of a majority of the Company’s Class A Units).

3.4Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers within sixty (60) days after such expenses have been incurred by the Executive; provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

3.5Paid Time Off.  During the Term, the Executive shall be entitled to paid time off in accordance with the paid time off policy of the Company during each year of the Term. The Executive will be entitled to accrue four (4) weeks’ vacation per year, which may be carried over from year to year, provided that (i) Executive shall not be entitled to take more than two (2) weeks of vacation at any one time, and (ii) vacation accrual shall be subject to a maximum accrual of eight (8) weeks (meaning vacation ceases to accrue if the Executive has an unused, accrued vacation balance of forty (40) days).  Any accrued, but unused vacation will be paid out to the Executive upon termination of employment. As of the Effective Date, the Executive shall be credited with vacation days retroactive to January 1, 2014.  The Executive will also be eligible, for paid holidays provided to the Company’s Executive employees.

3.6Benefits.  During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any 401(k) plan, group insurance or other health and welfare benefit plans as well as all benefits which the Company provides to its executive employees generally, which benefits may be amended, modified or terminated in the Company’s discretion.  The Executive acknowledges that the Company shall be the sole beneficiary of any key-man life insurance policy covering the Executive paid for by the Company, and the Executive hereby waives, on behalf of himself, his estate, and his beneficiaries, all rights to receive any benefits under all such policies.

3.7Car Lease.  The Company shall continue to pay the monthly lease payments due under that certain Master Lease Agreement with a Lease Date of November, 23, 2013, with Floors-N-More, LLC and Steven Mark Chesin listed as lessee and co-lessee; provided, however that the Executive assumes full liability for, and fully indemnifies the Company with respect to, all other amounts that may be due under such lease or otherwise related to the leased vehicle, including, without limitation, required car insurance.

4.Termination.

4.1Death.  If the Executive dies during the Term, the Agreement shall terminate forthwith upon the Executive’s death.  The Company shall pay to the Executive’s estate any Base Salary earned but not paid.  The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to his death, or as earned, vested, or accrued by virtue of his death.  Furthermore, upon the Executive’s death, the Equity Award Units shall vest in full to the extent then unvested.

4.2Disability.  If, during the Term the Executive is unable to perform his duties hereunder due to a physical or mental incapacity for a period of six (6) months within any twelve (12) month period (hereinafter a “Disability”), the Company shall have the right at any time thereafter to terminate the Agreement upon sending written notice of termination to the Executive.  If the Company elects to terminate the Agreement by reason of Disability, the Company shall pay to the Executive promptly after the notice or termination any Base Salary earned but not paid and any other amounts required by applicable law plus any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company.  The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to her termination by reason of Disability, or as earned, vested, or accrued by virtue of his Disability.

4.3Cause.  The Company may at any time by written notice to the Executive terminate the Agreement for “Cause” (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination and any other amounts required to be paid under applicable law.  For the purposes of this Agreement, “Cause” means:  (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of, or plea of nolo contendere to, any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior, or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates.  A termination for Cause by the Company for any or the events described in clauses (i), (ii), (iv), and (ix) shall only be effective on fifteen (15) days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately.

4.4Termination by Company without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated prior to the end of the Term by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Executive shall be eligible to receive severance pay, subject to applicable withholding, consisting of continued Base Salary for the greater of (i) one half the number of full months remaining in the Term or (ii) six (6) months (such length of time being referred to as the “Severance Period”), plus an additional $3,000 per month for each month in the Severance Period, with all such severance payable in substantially equal installments in accordance with the Company’s normal payroll practices.  The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except as required by applicable law.  For purposes of this Agreement, “Good Reason” means, without the advance written consent of the Executive:  (i) a reduction in Base Salary, unless such reduction is made generally to other senior executives of the Company or (ii) a material reduction in the Executive’s title and/or responsibilities, provided, that a change in reporting responsibilities or a reduction in responsibilities that occurs solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute Good Reason and further provided, that a termination by the Executive for Good Reason shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date the Executive became aware or should have become aware of such event, the Company fails to cure the circumstances giving rise to Good Reason within thirty (30) days after such notice, and the Executive resigns within thirty (30) days after the expiration of the Company’s 30-day cure period.

4.5Termination by Executive other than for Good Reason.  Except as provided in Section 4.4 for a resignation due to Good Reason, the Executive is required to provide the Company with thirty (30) days’ prior written notice of resignation.  Subject to Section 4.4, upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.6Release.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 and any other amounts due to the Executive upon termination under applicable law are conditioned upon and subject to the Executive’s execution of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained in Section 5 of this Agreement shall survive the termination of this Agreement), in such form as may be prepared by the Company, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.  Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims, with such general release and waiver becoming irrevocably effective within fifty-five (55) days following the Executive’s date of “separation from service” (as defined in Treasury Regulation § 1.409A-l(h)) (“Separation from Service Date”) (the “Release Condition”).  Subject to the Release Condition, payments and benefits due under this Agreement (other than bonuses which will be paid at the time and in the manner otherwise provided in this Agreement), shall commence sixty (60) days after the Executive’s Separation from Service Date.  However, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and as determined by the Company) (a “Specified Employee”), any payment or benefit under this Agreement, or under any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A, and that if paid during the six (6) months beginning on the Separation from Service Date would be subject to the Section 409A additional tax because the Executive is a Specified Employee, will not be paid or provided to the Executive until the earlier of (i) the first day following the six (6) month anniversary of the Executive’s Separation from Service Date, or (ii) death. No payments or benefits will be due or payable under this Agreement unless the Release Condition is timely met.

4.7Section 409A.

4.7.1This Agreement is intended to satisfy the requirements of Section 409A of the Code and the regulations and other guidance thereunder (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties, provided that, notwithstanding the foregoing, the Company makes no representation that amounts payable under this Agreement will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any amounts paid under this Agreement.

4.7.2Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-l (h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. § 1.409A-1 through A-6.

4.7.3Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision or any in-kind benefit be subject to liquidation or exchange for another benefit.

5.Protection to Confidential Information; Restrictive Covenants.

5.1Prior to the Effective Date, the Company has shared confidential and trade secret information of the Company and its subsidiaries and affiliates with the Executive.  From the Effective Date, the Company will share with Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates.  In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

5.1.1To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course or performing the Executive’s duties hereunder or with the Company’s express written consent.  The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries; provided Executive shall be entitled to keep a copy or this Agreement and compensation and benefit plans to which Executive is entitled to receive benefits thereunder.

5.2In support of Executive’s commitments to maintain the confidentiality of the Company’s confidential and trade secret information, and supported by the consideration provided hereunder, including the grant of an equity interest in the Company, during the Restricted Period (defined below), the Executive shall not in the United States and in any non-US jurisdiction where the Company may then do business:  (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or entity engaged in any business competitive with any business of the Company or of any of its subsidiaries or affiliates; (b) engage in such business on the Executive’s own account, and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business such client, customer or supplier does with the Company; or (d) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Company, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six month period preceding such activity without the Company’s written consent, provided however that this clause (d) shall not apply during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive.  The “Restricted Period” is that period commencing on the Effective Date, continuing during the Term and for any period the Executive is employed by the Company after the Term (including after expiration of this Agreement) and continuing through, and expiring on, (i) the expiration of the Severance Period in the event the Executive’s employment is terminated by the Company or any successor without Cause, and (ii) until the second anniversary of the termination of the Executive’s employment for any other reason.

5.3If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

5.3.2The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company.  Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

5.3.3In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of severance pursuant to Section 4.4 will cease as of the date on which such violation first occurs.  In addition, if the Executive breaches any of the covenants contained in Sections 5.1 and 5.2 and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates, and the Company agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statement, remark, or rumor about the Executive.  Notwithstanding the foregoing, nothing herein shall prohibit either party from providing truthful testimony in connection with a legal proceeding or governmental investigation.

5.7For purposes of this Section 5 only, the term “Company” includes the Company and its subsidiaries and affiliates.

6.Inventions and Patents.

6.1The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by her during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  The Executive shall further:  (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within one year after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.Intellectual Property.  The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder).  The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Floors-N-More, LLC

c/o ALJ Regional Holdings, Inc.

P.O. Box 99418

San Diego, CA 92169

Attn.:  Chairman of the Board of Directors

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Five Palo Alto Square

6th Floor

3000 El Camino Real

Palo Alto, CA 94306

Attn.:  Christopher M. Forrester

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

9.Governing Law; Dispute Resolution.

9.1It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Nevada.

9.2Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 5, 6 or 7 of this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Nevada or the federal District Courts sitting in Las Vegas, Nevada (collectively, the “Chosen Courts”), applying the law of the State of Nevada without regard to principles of conflicts of law, and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts.  Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each of the parties hereto agrees that this Agreement has been entered into in express reliance on Section 104.5116 of Title 8 of the Nevada Revised Statutes.  Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Nevada, it will appoint (and maintain an agreement with respect to) an agent in the State of Nevada as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 8 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Nevada or within any other State as required by applicable law.

9.3Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Las Vegas, Nevada by a single arbitrator applying the law of the State of the Nevada without regard to principles of conflicts of law.  Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

10.General.

10.1JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

10.2Continuation of Employment.  Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (except as otherwise specifically provided herein), and the Executive’s employment may thereafter be terminated “at will” by the Executive or the Company.  If the Executive’s employment terminates upon expiration of the Term, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation  or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

10.3Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company and its affiliates (including predecessors of the Company and its affiliates) including without limitation that certain Employment Agreement entered into and effective as of August 8, 2007 by and between Floors-N-More, LLC and the Executive, as amended by that certain Amendment No. 1 to Employment Agreement made as of August 28, 2008 by the same parties, and any severance, retention, change in control or similar types of benefits.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.5Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.6Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver or the breach or any other term or covenant contained in this Agreement.

10.7Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.8Release.  In consideration of the Executive’s employment with the Company after the Closing and the payments and benefits to be provided to the Executive hereunder (which such payments and benefits were negotiated in part, as consideration for the release in this Section 10.8), and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, the Prior Company, each of their respective precedecessors, subsidiaries, and affiliates, and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all waivable claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Prior Company through the date hereof, and (ii) any other event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payment for accrued, but unpaid, paid-time off arising from service with the Prior Company, (ii) any rights or Claims that are not legally waivable, or (iii) any Claims for age discrimination under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder.  The Executive acknowledges that the Executive may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it.  Nevertheless, the Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

11.Subsidiaries and Affiliates.  As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

12.Survival.  Sections 4.6, 4.7, 5, 6, 7, 9, and 10 shall survive the termination of the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as or the date first above written.

Floors-N-More, LLC

By:	/s/ T. Robert Christ
Name:	T. Robert Christ
Title:	Chief Financial Officer

EXECUTIVE

/s/ Steven Chesin
Steven Chesin